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                Exhibit 11 - Computation of Earnings per Share


The following tabulation presents the calculation of primary and fully diluted earnings per common share for the three month periods ended September 30, 1997 and 1996.



                                                               THREE MONTHS             Three Months
                                                                   ENDED                   Ended
                                                            SEPTEMBER 30, 1997      September 30, 1996
                                                            ------------------      ------------------
Reported net income (loss)                                    $     (62,985)            $   (19,678)
                                                              =============             ===========

Earnings (loss) on common shares                              $     (62,985)            $   (19,678)
                                                              =============             ===========

Weighted average common shares outstanding                          679,048                 679,048
                                                              =============             ===========


Loss per common share - primary and fully diluted

Loss from continuing operations                               $        (.09)            $      (.03)
                                                              =============             ===========

Net income (loss)                                             $        (.09)            $      (.03)
                                                              =============             ===========




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